NEWS BULLETIN
POINT.360 2701 MEDIA CENTER DRIVE LOS ANGELES, CA 90065 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE – LOS ANGELES, CA, November 13, 2013

POINT.360 ANNOUNCES FIRST FISCAL QUARTER RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three month period ended September 30, 2013. For the quarter, the Company’s sales were $6.8 million generating positive operating cash flow of $0.6 million and negative earnings before interest, taxes, depreciation and amortization and non-cash charges (EBITDAN) of $0.4 million for the period.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “We continued to generate positive operating cash flow in the first quarter of fiscal 2014. While revenues were negatively affected by lower orders from one major customer, activity from others has increased. We are seeing more opportunities for localization and deliveries of content outside the United States on behalf of our customers. We will continue to address this growing segment of the business.”

Mr. Bagerdjian continued: “We are also very pleased that J. R. DeLang has joined our Board of Directors. As mentioned in yesterday’s news release, he has over 20 years of experience in our industry and served as Twentieth Century Fox’s Executive Vice President of Studio and Post Production Operations and Chief Operations Officer of Todd-AO. We look forward to his contributions to Point.360.”

Revenues

Revenue for the quarter ended September 30, 2013 totaled $6.8 million compared to $7.7 million in the same quarter last year. Declines were due primarily to lower orders by a major customer.

Gross Margin

In the first quarter of fiscal 2014, gross margin was $2.0 million (30% of sales), compared to $2.7 million (35% of sales) in the prior year’s first quarter.

Selling, General and Administrative and Other Expenses

For the first quarter of fiscal 2014, SG&A expenses were $3.0 million, or 45% of sales, compared to $2.9 million, or 38% of sales, in the first quarter of last year. SG&A costs have increased $0.1 million in the current three month period, when compared to the prior year period.

Interest expense was $0.2 million and $0.1 million for the three month periods ended September 30, 2012, and 2013, respectively.

Other income in all periods includes sublease income and gain on sale of fixed assets. In the prior year quarter, other income also included a $332,000 discount received on the payoff of a mortgage, offset by the write offs of $90,000 of deferred financing costs related to that mortgage and a $30,000 fee to terminate a revolving credit agreement.

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Operating Loss

Operating loss was $1.0 million in the first quarter of fiscal 2013 compared to a $0.2 million loss in last year’s first quarter.

Net (loss)

For the first quarter of fiscal 2014, the Company reported a net loss of $1.0 million ($0.10 per share) compared to a loss of $0.1 million ($0.01 per share) in the same period last year.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN to net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended
	September 30,
	2012	2013

Net income (loss)	$(105,000)	$(1,007,000)
Interest (net)	168,000	74,000
Income taxes	-	-
Depreciation & amortization	613,000	501,000
Other non-cash charges:
Bad debt expense	7,000	6,000
Writeoff of deferred financing credits	90,000	-
Stock based compensation	42,000	63,000

EBITDAN	$815,000	$(363,000)

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Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three month periods ended September 30, 2012 and 2013:

	Three Months Ended September 30,
	2012	2013

Revenues	$7,661,000	$6,772,000
Cost of services sold	(4,953,000)	(4,738,000)

Gross profit	2,708,000	2,034,000
Selling, general and administrative expense	(2,933,000)	(3,046,000)

Operating loss	(225,000)	(1,012,000)
Interest expense	(168,000)	(74,000)
Other income	288,000	79,000

Loss before income taxes	(105,000)	(1,007,000)
Provision for income taxes	-	-
Net loss	$(105,000)	$(1,007,000)

Loss per share:
Basic:
Net loss	$(0.01)	$(0.10)
Weighted average number of shares	10,513,166	10,520,913
Diluted:
Net loss	$(0.01)	$(0.10)
Weighted average number of shares including the dilutive effect of stock options	10,513,166	10,520,913

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2013	September 30, 2013
Working Capital	$3,420,000	$(5,561,000	)(1)
Property and equipment, net	15,993,000	15,680,000
Total assets	23,652,000	22,886,000
Current portion of long term debt	490,000	528,000
Long-term debt, net of current portion	8,267,000	8,223,000
Shareholder’s equity	9,219,000	8,292,000

(1)Reflects the classification of $8.2 million of long-term debt as a current liability due to the existence of a financial covenant default condition under the Company’s credit agreements for which a forbearance has been provided by the bank.

*The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

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About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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